Exhibit 99.1

Investor Contact: Larry P. Kromidas

618-258-3206

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES PRICING TERMS OF EXCHANGE NOTES

CLAYTON, MO, July 12, 2006 -- Olin Corporation (NYSE: OLN) announced today the pricing terms of the new series of notes due 2016 (the "new notes") which are to be issued in exchange for $125 million of its outstanding 9.125% Senior Notes due 2011 (the "2011 Notes").

The total exchange price for each $1,000 principal amount of 2011 Notes tendered, using an exchange offer yield of 5.979 percent, will be $1,142.82, consisting of $1,000 principal amount of new notes and $150.24 in cash. Holders who tendered their 2011 Notes after 5:00 p.m., New York City time, on July 11, 2006 (the "early tender date"), will receive for each $1,000 principal amount of the 2011 Notes tendered, the applicable total exchange price less the early participation payment of $20.00 as specified in the Offering Memorandum dated June 26, 2006 and the related letter of transmittal.

The interest rate on the new notes will be 6.750 percent. The yield on the new notes will be 6.856 percent and the issue price of the new notes will be $992.58, which has been determined by reference to the bid-side yield on the designated 10-year benchmark security as of the pricing time, which was 5.106 percent. Holders who exchange their 2011 Notes, will also receive accrued interest on the notes to the settlement date, or $10.90 per $1,000 principal amount of the notes exchanged.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals, and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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